Exhibit 99.1

News Release

Contacts:

At InSight:

Kip Hallman

President & CEO

Mitch C. Hill

Executive Vice President & CFO

949-282-6000

At Pairelations, LLC

Susan J. Lewis

303-804-0494

slewis@pairelations.com

INSIGHT HEALTH SERVICES HOLDINGS CORP.

ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

LAKE FOREST, Calif. June 30, 2008. InSight Health Services Holdings Corp. (“InSight” or the “Company”) (OTCBB:ISGT), today announced that Mitch C. Hill, InSight’s Executive Vice President and Chief Financial  Officer, will be leaving his position at InSight, which he has held since January 2005, effective October 31, 2008.

Kip Hallman, the Company’s President and Chief Executive Officer, stated: “While we are disappointed that Mitch is leaving us, we understand his desire to explore new opportunities at this time. Mitch has agreed to work with us through the end of October and assist InSight with the reporting of its fiscal 2008 financial results and the filing of its Form 10-K with the Securities and Exchange Commission. Mitch has provided great financial leadership and direction to the Company, particularly during its $300M floating rate note financing in 2005 and balance sheet restructuring in 2007. These were challenging times for the business and Mitch’s guidance proved highly beneficial as we navigated through the process quickly and efficiently. During his tenure, Mitch also laid the groundwork for many of the Company’s current initiatives to improve its revenue cycle management performance.”

Hill added:  “Despite difficult industry conditions, I am pleased with the progress we have made over the past three years to improve the Company’s financial foundation so that it is better positioned to grow within the core markets it serves. I have mixed feelings about leaving InSight, but I am looking forward to pursuing new career opportunities. During my remaining four months with InSight, I intend to complete my fiscal year-end responsibilities as the Company’s Chief Financial Officer. The Company has initiated the search for my successor and I look forward to an orderly transition.”

About InSight

InSight, headquartered in Lake Forest, California, is a nationwide provider of diagnostic imaging services. It serves managed care entities, hospitals and other contractual customers in over 30 states, including the following targeted regional markets:  California, Arizona, New England, the Carolinas, Florida and the Mid-Atlantic states. As of March 31, 2008, InSight’s network consists of 92 fixed-site centers and 111 mobile facilities.

For more information, please visit www.insighthealth.com.

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